Exhibit 4(c)(14)

Memo

élan corporation, plc
Lincoln House, Lincoln Place,
Dublin 2, Ireland
		Telephone	(+353 1) 709 4000
		Fax	(+353 1) 662 4123

To	Paul Breen	Date	26 November 2001

From	Roisin Farragher	CC	Campbell Fitch
Paul Gallen
Ann Williams
Colin Sainsbury

Subject	Employee Loan
Paul
Further to previous discussions, outlined below are the terms of your relocation bonus with élan corporation, plc (the “Company”).
Subject to the terms set out below, the Company will provide you with a bonus in the amount of £50,000 (the “Bonus”). The Bonus is conditional on you remaining in continuous employment with the company for five years from the date of commencement of your employment with the Company (“the Term”). If for any reason your employment by the company ceases or terminates (except in the case of death or permanent disability) during the Term, part of the Bonus will be repayable as more particularly set out in the table below.

Date of Cessation of Employment	Amount Repayable
After end of year 1*	£40,000
After end of year 2	£30,000
After end of year 3	£20,000
After end of year 4	£10,000
After end of year 5	£0

*	Determined as the annual anniversary of the date of commencement of your employment with the Company (1 July 2001).
subject to the following terms and conditions:
1.	Should you cease to be employed by the Company for any reason (other than redundancy or sale of the company/Athlone entity), the amount repayable at the date of termination of employment, shall be repayable on demand by you in full to the Company and shall be due and payable within 30 days of your last day of employment (“Final

Repayment Date”). The Company may, in the exercise of its sole discretion, set off any amount owed by you under this Loan against any termination, redundancy, salary or other final payment arising by virtue of the cessation of your employment with the Company whether or not same falls due for payment to you before the Final Repayment Date.
2.	If you fail to repay the amount repayable as stipulated in Clause 1 above, interest at the rate of 10% per annum will accrue on the amount repayable from the Final Repayment Date until the date the Company receives the outstanding balance.
3.	Any tax liability (e.g. income tax or benefit-in-kind tax) which may arise as a result of the Bonus or the repayment thereof will be your sole responsibility.
4.	You shall provide security to the Company for the repayment of the amount repayable in the event of your employment ceasing or terminating during the Term in the form of
a)	a mortgage or charge (the “Mortgage”) over your residence at Apartment 55, Silver Quay, Athlone, County Westmeath, in form and substance satisfactory to the Company. (The Company shall discharge all costs associated with the perfection and registration of such Mortgage. You shall arrange adequate household insurance cover on the premises and have the Company noted on the policy).
WARNING: Your home is at risk if you do not adhere to the terms and conditions of this letter and the Company may enforce its security over your home in the event that you fail to discharge your obligations hereunder, upon ceasing to be an employee of the Company.
If you wish to accept the terms of this Letter, please return the duplicate hereof properly signed within the next ten (10) days. We will also require the following before payment of the Bonus:
•	If applicable, written consent of your bank or building society to the creation of a mortgage over the premises and details of the amount secured by that mortgage and confirmation from the bank or building society that the existing mortgage will rank in priority only for that amount ;
•	Evidence of insurance of the property with Elan’s interest noted thereon;
•	Consent of spouse or co-habitee to the entry into by you of this Loan and the creation of a Mortgage over the premises and a declaration satisfactory to our solicitors regarding your marital status ; and
•	Certificate of title from your solicitor in relation to the title in the premises in Law Society approved format;
Furthermore, you will following request of the Company enter into and/or execute any and all such additional documents, certificates notices in order to give effect to the creation of a Mortgage as specified in Clause 4 above and the security herein referred to.
Should you have any further questions, please do not hesitate to contact either myself or Campbell.
Regards

Acceptance:
I have read the terms of this letter and confirm that I fully understand the terms thereof and agree to be bound by them.
Signed by:
Paul Breen.
Date:
Witness